Filed Pursuant to Rule 433

Registration Statement Nos. 333-160987, 333-160987-01, 333-160987-02, 333-160987-03,

333-160987-04, 333-160987-05, 333-160987-06, 333-160987-07 and 333-160987-08

FLORIDA POWER & LIGHT COMPANY

Pricing Term Sheet

June 6, 2011

Issuer:	Florida Power & Light Company

Bonds:
	Designation:	First Mortgage Bonds, 5.125% Series due June 1, 2041
	Legal Format:	SEC Registered
	Principal Amount:	$250,000,000
	Date of Maturity:	June 1, 2041
	Interest Payment Dates:	Each June 1 and December 1, beginning December 1, 2011
	Coupon Rate:	5.125%
	Price to Public:	99.910% of the principal amount thereof
	Benchmark Treasury:	4.75% due February 15, 2041
	Benchmark Treasury Yield:	4.261%
Spread to Benchmark
	Treasury Yield:	87 basis points
	Reoffer Yield:	5.131%
	Trade Date:	June 6, 2011
	Settlement Date:	June 10, 2011
Redemption:

Prior to December 1, 2040, at any time at 100% of the principal amount plus accrued and unpaid interest plus make-whole premium at discount rate equal to Treasury Yield plus 15 basis points, and on or after December 1, 2040, at any time at 100% of the principal amount plus accrued and unpaid interest.

	CUSIP / ISIN Number:	341081 FE2 / US341081 FE25

Expected Credit Ratings:*

Moody’s Investors Service Inc.	“Aa3” (stable)
Standard & Poor’s Ratings Services	“A” (stable)
Fitch Ratings	“AA-” (stable)

Joint Book-Running Managers:

BNP Paribas Securities Corp.

BNY Mellon Capital Markets, LLC

J.P. Morgan Securities LLC

Mitsubishi UFJ Securities (USA), Inc.

Co-Managers:

Daiwa Capital Markets America Inc.

Lloyds Securities Inc.

SG Americas Securities, LLC

*    A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

The terms “make-whole premium” and “Treasury Yield” have the meanings ascribed to those terms in the issuer’s Preliminary Prospectus Supplement, dated June 6, 2011.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP Paribas Securities Corp. toll-free at 1-800-854-5674, BNY Mellon Capital Markets, LLC toll-free at 1-800-269-6864, J.P. Morgan Securities LLC collect at 1-212-834-4533 or Mitsubishi UFJ Securities (USA), Inc.  toll-free at 1-877-649-6848.